                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                  PORTEC, INC.
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                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee Required

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

Portec, Inc. Logo
                                  PORTEC, Inc.
                                   Suite 120
                            One Hundred Field Drive
                          Lake Forest, Illinois 60045

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 23, 1997

To the Stockholders of
  PORTEC, Inc.

     The Annual Meeting of Stockholders of PORTEC, Inc. will be held in the East Auditorium of the American National Bank and Trust Company of Chicago, 1 North LaSalle Street, Chicago, Illinois, at 9:30 A.M. on Wednesday, April 23, 1997, for the following purposes:

          1. To elect two directors to hold office for three-year terms.

          2. To act upon such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business March 25, 1997, are entitled to notice of, and to vote at, this meeting or any adjournment thereof.

     If you are unable to attend the meeting in person, you are urged to sign, date and return promptly the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder who attends the meeting may vote in person.

                                             By Order of the Board of Directors

                                                         N. A. KINDL
                                                  Vice President, Treasurer
                                                        and Secretary

March 31, 1997

Portec, Inc. Logo

                                  PORTEC, Inc.
                                   Suite 120
                            One Hundred Field Drive
                          Lake Forest, Illinois 60045

                                PROXY STATEMENT

     This proxy statement is being mailed to stockholders on or about March 31, 1997. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held April 23, 1997, and at any adjournment thereof.

     The record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting was March 25, 1997. At that date, the Company had issued only one class of voting securities, namely, Common Stock having a par value of $1.00 per share, of which there were 4,373,552 shares outstanding and entitled to vote. Each stockholder is entitled to one vote for each share registered in his or her name at the close of business on March 25, 1997.

     Proxies in the accompanying form, properly executed and received by the Secretary prior to the meeting and not revoked, will be voted as directed therein. Any proxy may be revoked by the stockholder granting it at any time prior to the voting at the meeting by giving written notice of such revocation to the Secretary of the Company.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with the term of office of one class expiring each year. The Board of Directors' nominees for the class of directors to be elected at the 1997 Annual Meeting for three-year terms are Frederick J. Mancheski and John F. McKeon. Messrs. Mancheski and McKeon presently are directors in the class of directors whose terms expire at the 1997 Annual Meeting.

     Except where authority to vote is withheld, it is intended that the proxies solicited on behalf of the Board of Directors for the 1997 Annual Meeting will be voted "FOR" the election of the Board's nominees for three-year terms.

     If, at the time of the 1997 Annual Meeting, a nominee is unable to or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute. The Board of Directors has no reason to believe that any substitute nominee will be required. If any nominee is elected but thereafter is unable or declines to serve, vacancies thereby created on the Board of Directors may be filled by the remaining directors in office.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" NOMINEES MANCHESKI AND MCKEON. UNDER DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS, DIRECTORS WILL BE ELECTED BY A PLURALITY VOTE (I.E., THE TWO PERSONS RECEIVING THE HIGHEST NUMBER OF VOTES CAST WILL BE ELECTED AS DIRECTORS). BECAUSE DIRECTORS ARE ELECTED BY PLURALITY VOTE, ABSTENTIONS AND BROKER NON-VOTES WILL NOT AFFECT THE OUTCOME OF THE ELECTION SINCE NO PARTICULAR MINIMUM VOTE OF THE SHARES PRESENT OR REPRESENTED AT THE MEETING AND ENTITLED TO BE VOTED IS REQUIRED.

     Information with respect to each nominee and each director whose term of office will continue after the 1997 Annual Meeting is as follows:

NOMINEES FOR ELECTION AS DIRECTORS:
(TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2000)

FRED MANCHESKI PHOTO
                       FREDERICK J. MANCHESKI

                       Mr. Mancheski, age 70, became a director in September 1990. He retired in February 1997 from Echlin Inc., Branford, Connecticut (manufacturer of products that improve the efficiency and safety of motor vehicles) as Chairman of the Board and Chief Executive Officer, a position he had held since 1969. He continues as a director of Echlin Inc. as well as RB&W Corporation.

John McKeon Photo
                       JOHN F. McKEON

                       Mr. McKeon, age 71, became a director in January 1987. He retired in April 1989 as President of LinkBelt Construction Equipment Company (construction equipment), a company owned 51 percent by FMC Corporation and 49 percent by Sumitomo Heavy Industries, Ltd., and held that position commencing in 1986. He also retired in April 1989 as a Group Vice President of FMC Corporation (construction equipment) and held that position for more than ten years. He is a director of LinkBelt Equipment Co.; LBS-Spa, an Italian company; Dumore Corp., and Anderson Industries.

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1998:

ALBERT FRIED PHOTO
                       ALBERT FRIED, JR.

                       Mr. Fried, age 67, became a director in December 1988 and the Company's Chairman of the Board in October 1989. He has been the Managing Partner of Albert Fried & Company, LLC, New York, New York (investment banking) for more than ten years and also is the Managing Partner of Buttonwood Specialists, LLC, New York, New York (specialists on the New York Stock Exchange). He is a member of the New York Stock Exchange, Inc. and the New York Futures Exchange, Inc. He is a director of EMCOR Group, Inc. and is also a director of various civic and philanthropic organizations.

L.L. White Photo
                       L. L. WHITE, JR.

                       Mr. White, age 69, became a director in November 1988. He presently is retired and was employed by the Company in various executive capacities from 1967 until he retired as Senior Vice President--Commercial and Government Relations in 1984. Thereafter, he was a private investor until he served as the Company's Chairman of the Board from December 1988 until October 1989 and as acting Chief Executive Officer in December 1988.

Michael Yonker Photo
                       MICHAEL T. YONKER

                       Mr. Yonker, age 54, became a director in December 1989. He joined the Company as President and Chief Executive Officer in December 1988, and continues to serve in that capacity. For the period of October 1981 until December 1988, he was the Vice President and Drive Division Manager of P.T. Components, Inc. of Philadelphia, Pennsylvania (industrial gear drives). He is a director of Modine Manufacturing Company and Woodward Governor Company.

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 1999:

J. GRANT BEADLE PHOTO
                       J. GRANT BEADLE

                       Mr. Beadle, age 64, became a director in April 1984. He retired in May 1991 from Union Special Corporation (manufacturer of industrial sewing machines) after thirty years of service and was Chairman and Chief Executive Officer of that Company from December 1984 until his retirement. For the period of October 1991 until July 1993, he was an Associate Director of the Institute for the Learning Sciences at Northwestern University (educational research). He is a director of Woodward Governor Company, Batts, Inc., and Oliver Products Company.

Frank MacInnis Photo
                       FRANK T. MacINNIS

                       Mr. MacInnis, age 50, is Chairman and Chief Executive Officer of EMCOR Group, Inc. (mechanical/electrical construction and facilities management) and has held that position with that Company and its predecessor company, JWP, Inc., since 1994. Prior to this he was Chairman of Comstock Group, Inc. (New York-based construction group) and before that he was Chairman and Chief Executive Officer of H.C. Price Construction (a builder of large diameter oil and gas pipelines). He is a director of EMCOR Group, Inc. and MAPCO, Inc.

Arthur McSorley Photo
                       ARTHUR McSORLEY, JR.

                       Mr. McSorley, age 68, became a director in March 1977. He is a director and President of Casey Co. (construction management) and has held those positions with that Company and its predecessor company, John F. Casey Company, for more than ten years.

                           BOARD OF DIRECTORS MATTERS

COMMITTEES

     The Company's Board of Directors has three standing committees: Audit, Nominating, and Stock Option and Compensation. All actions taken by a committee are reported to and reviewed by the Board of Directors.

     The Audit Committee, comprised of Messrs. Beadle, MacInnis, Mancheski, and McKeon (Chairman), is responsible for recommending to the Board of Directors the independent accountants to be engaged by the Company, reviewing the results and scope of the annual examinations performed by the independent accountants, reviewing with the appropriate officers and independent accountants (separately and jointly) the scope, adequacy and results of the Company's system of internal controls and approving in advance services to be performed by the independent accountants.

     The Nominating Committee, comprised of Messrs. Beadle (Chairman), Fried, McSorley, White, and Yonker, is responsible for making recommendations to the Board of Directors as to its size and composition as well as finding, screening and recommending to the Board persons to be considered as director nominees. The Nominating Committee will consider persons recommended by stockholders as nominees for directors. Such recommendations, together with the basis therefor, should be sent to the Nominating Committee in care of the corporate offices of the Company.

     The Stock Option and Compensation Committee, comprised of Messrs. MacInnis, Mancheski, McKeon, McSorley (Chairman), and White, is responsible for making recommendations to the Board of Directors for all compensation programs, policies and levels for the directors, officers and other employees of the Company.

MEETINGS

     During 1996, the Company's Board of Directors held six meetings and the Board's Audit, Nominating, and Stock Option and Compensation Committees held three, one and two meetings, respectively. Each director attended more than 75 percent of the meetings of the Board and committees on which he served, except Mr. Mancheski.

COMPENSATION

     Directors of the Company, other than Mr. Yonker, are paid quarterly retainer fees and fees for attendance at Board and Board committee meetings. The 1996 quarterly retainer, Board meeting, and committee meeting attendance fees were $3,500, $1,000, and $1,000, respectively. Additionally, the Chairman of each of the Audit, Nominating, and Stock Option and Compensation Committees is compensated at the annual rate of $2,600.

     In addition to the foregoing cash compensation, each non-employee director is granted a stock option to purchase 7,000 shares of Common Stock of the Company upon election to the Board. Additionally, each year at the time of the Annual Meeting each non-employee director is granted a stock option to purchase 2,000 shares of Common Stock of the Company. The option exercise prices of all such stock options are set in accordance with the Company's 1988 Employees' Stock Benefit Plan. The exercise price of all options granted must be equal to the fair market value of the stock on the grant date.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. L. L. White, Jr., a member of the Stock Option and Compensation Committee of the Company's Board of Directors was employed by the Company in various executive capacities from 1967 until he retired as Senior Vice President -- Commercial and Government Relations in 1984. Thereafter, he also served as the Company's Chairman of the Board from December 1988 until October 1989 and as acting Chief Executive Officer in December 1988.

                                STOCK OWNERSHIP

     The following table contains information relative to persons known to the management of the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                    NAME AND ADDRESS OF                        AMOUNT AND NATURE OF       PERCENT
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(A)   OF CLASS(A)
                    -------------------                       -----------------------   -----------
Albert Fried, Jr. and Albert Fried & Company, LLC...........         1,143,293(b)             25.4%
40 Exchange Place
New York, New York 10005
Gabelli Funds, Inc..........................................           458,980(c)             10.6%
One Corporate Center
Rye, New York 10580-1434
Heartland Advisors, Inc.....................................           385,500(d)              8.9%
790 North Milwaukee Street
Milwaukee, Wisconsin 53202
The TCW Group, Inc..........................................           341,829(e)              7.9%
865 South Figueroa Street
Los Angeles, California 90017
Dimensional Fund Advisors, Inc..............................           220,296(f)              5.1%
11th Floor
1299 Ocean Avenue
Santa Monica, California 90401

---------------
(a) The figures shown are as of February 28, 1997, except as otherwise indicated below. The information relating to directors and officers of the Company and other persons in this Section is based on information furnished to the Company by such persons and SEC reports.

(b) Included in these shares are 177,580 shares related to stock options granted to Mr. Fried which are exercisable within 60 days of February 28, 1997, and 8,235 shares held for his account by the Company's Savings and Investment Plan. Albert Fried & Company, LLC, of which Mr. Fried is managing partner, has sole voting and dispositive power with regard to 957,478 of these shares.

(c) Gabelli Funds, Inc. has sole voting and dispositive power with regard to these shares.

(d) Heartland Advisors, Inc. has sole dispositive power with regard to these shares and sole voting power with regard to all but 10,000 of these shares.

(e) The TCW Group, Inc. has sole voting and dispositive power with regard to these shares.

(f) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 220,296 shares of PORTEC, Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     The following table contains information, as of February 28, 1997, relative to each director and director nominee, the three non-director executive officers of the Company named in the Summary Compensation Table shown on Page 9, and all directors and executive officers as a group as to their beneficial ownership of the Company's Common Stock.

                     NAME OF INDIVIDUAL                         AMOUNT AND NATURE    PERCENT OF
                        OR NUMBER OF                              OF BENEFICIAL        COMMON
                      PERSONS IN GROUP                            OWNERSHIP(A)         STOCK
                     ------------------                         -----------------    ----------
  J. Grant Beadle...........................................           15,560(c)         (b)
  Frank T. MacInnis.........................................            7,000(c)         (b)
  Frederick J. Mancheski....................................           24,805(c)         (b)
  John F. McKeon............................................           18,421(c)         (b)
  Arthur McSorley, Jr.......................................           15,702(c)         (b)
  L. L. White, Jr...........................................           59,022(d)         1.4%
  Albert Fried, Jr..........................................        1,143,293(e)        25.4%
  Michael T. Yonker.........................................          153,584(f)         3.4%
  John S. Cooper............................................           19,682(g)         (b)
  Nancy A. Kindl............................................           39,903(h)         (b)
  Kevin C. Rorke............................................           27,906(i)         (b)
All Directors and Executive Officers as a Group(11).........        1,524,878(j)        31.9%

---------------

(a) All beneficial ownership is direct and arises from sole voting and dispositive power, except as otherwise indicated below.

(b) Less than one percent.

(c) Included in the shares listed are the following shares related to stock options which are exercisable within 60 days of February 28, 1997: Mr. Beadle, 12,100 shares; Mr. MacInnis, 7,000 shares; Mr. Mancheski, 12,100 shares; Mr. McKeon, 12,100 shares and Mr. McSorley, 12,100 shares.

(d) Mr. White has sole voting and dispositive power with respect to 46,069 of these shares and his wife has sole voting and dispositive power with respect to 853 of these shares. Included in these shares for Mr. White are 12,100 shares subject to stock options which are exercisable within 60 days of February 28, 1997.

(e) Included in these shares for Mr. Fried are 177,580 shares related to stock options which are exercisable within 60 days of February 28, 1997, and 8,235 shares held for his account by the Company's Savings and Investment Plan. Albert Fried & Company, LLC, of which Mr. Fried is managing partner, has sole voting and dispositive power with regard to 957,478 of these shares.

(f) Included in these shares for Mr. Yonker are 135,550 shares subject to stock options which are exercisable within 60 days of February 28, 1997, and 5,534 shares which are held for his account by the Company's Savings and Investment Plan.

(g) Included in the shares for Mr. Cooper are 10,855 shares subject to stock options which are exercisable within 60 days of February 28, 1997, and 8,827 shares which are held for his account by the Company's Savings and Investment Plan.

(h) Included in these shares for Ms. Kindl are 28,414 shares subject to stock options which are exercisable within 60 days of February 28, 1997, and 10,213 shares which are held for her account by the Company's Savings and Investment Plan.

(i) Included in these shares for Mr. Rorke are 22,870 shares subject to stock options which are exercisable within 60 days of February 28, 1997, and 2,287 shares which are held for his account by the Company's Savings and Investment Plan.

(j) Included in these shares for all directors and executive officers as a group are 442,769 shares covered by stock options which are exercisable within 60 days of February 28, 1997. Also, 35,095 shares are held for the accounts of officers by the Company's Savings and Investment Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth the total compensation paid or accrued by the Company and its subsidiaries for the three completed years ended December 31, 1996, for each of the executive officers of the Company whose salary and bonus exceeded $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                            ANNUAL COMPENSATION           ------------
                                     ----------------------------------    SECURITIES
                                                              OTHER        UNDERLYING
                                                              ANNUAL        OPTIONS/      ALL OTHER
          NAME AND                    SALARY     BONUS     COMPENSATION       SARS       COMPENSATION
     PRINCIPAL POSITION       YEAR     $(A)        $           $(B)         (SHARES)         $(C)
     ------------------       ----    ------     -----     ------------    ----------    ------------
Michael T. Yonker...........  1996   $251,556   $ 87,579       --            10,000        $ 8,142
President and Chief           1995    247,836          0       --            15,000          7,090
Executive Officer             1994    240,612    225,223       --            11,000          5,205
Albert Fried, Jr............  1996   $140,790   $ 20,852       --            10,000        $11,729
Chairman of the               1995    139,020          0       --            15,000         11,950
Board                         1994    130,577     53,624       --            11,000          4,602
John S. Cooper..............  1996   $129,684   $ 14,395       --            12,000        $ 8,703
Senior Vice President         1995    125,896     13,181       --             2,000          8,169
and General Manager           1994    122,220     13,566       --             2,200          5,842
of the Railway
Maintenance
Products Division
Nancy A. Kindl..............  1996   $127,805   $ 26,699       --             3,000        $ 7,222
Vice President,               1995    125,878          0       --             5,000          6,401
Secretary, Treasurer          1994    122,258     68,663       --             3,300          4,535
and Controller
Kevin C. Rorke..............  1996   $137,282   $ 41,184       --             3,000        $ 6,555
Vice President                1995    125,571     60,180       --             5,000          6,134
and General Manager           1994    118,760     59,380       --             5,500          5,068
of the Flomaster
Division

---------------
(a) Includes amounts deferred under the Company's Savings and Investment Plan and Directors Fees for Mr. Fried as follows: 1996 -- $21,000,
    1995 -- $21,000, 1994 -- $16,000.

(b) The dollar value of perquisites and other personal benefits for each of the above named executive officers was less than the established SEC reporting threshold.

(c) The total amounts shown in this column for the last fiscal year consist of the following: (i) Mr. Yonker: $6,702 -- Company contribution to the Savings and Investment Plan, $1,440--Benefit attributed to Company owned life insurance policy; (ii) Mr. Fried: $5,429 -- Company contribution to the Savings and Investment Plan, $6,300 -- Benefit attributed to Company owned life insurance policy; (iii) Mr. Cooper: $5,849 -- Company contribution to the Saving and Investment Plan, $2,854 -- Benefit attributed to Company owned life insurance policy; (iv) Ms. Kindl: $5,944 -- Company contribution to Savings and Investment Plan, $1,278 -- Benefit attributed to Company owned life insurance policy; (v) Mr. Rorke: $6,010 -- Company contribution to the Saving and Investment Plan, $545 -- Benefit attributed to Company owned life insurance policy.

OPTIONS

     The following table sets forth the details of stock options granted by the Company to the individuals named in the Summary Compensation Table during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              NUMBER OF     PERCENT OF
                                              SECURITIES   TOTAL OPTIONS
                                              UNDERLYING      GRANTED      EXERCISE                GRANT DATE
                                               OPTIONS     TO EMPLOYEES    OR BASE    EXPIRATION    PRESENT
                    NAME                      GRANTED(#)      IN 1996      PRICE(C)      DATE       VALUE(D)
                    ----                      ----------   -------------   --------   ----------   ----------
Michael T. Yonker...........................    10,000(a)      6.80%        $10.09     12/16/06     $40,600
Albert Fried, Jr. ..........................    10,000(a)      6.80%        $10.09     12/16/06     $40,600
John S. Cooper..............................    12,000(b)      8.16%        $10.07     06/24/06     $48,600
Nancy A. Kindl..............................     3,000(a)      2.04%        $10.09     12/16/06     $12,180
Kevin C. Rorke..............................     3,000(a)      2.04%        $10.09     12/16/06     $12,180

---------------
(a) All shares are exercisable through the expiration date and were granted without stock appreciation rights.

(b) These options are exercisable as follows: 6,000 shares on July 1, 1997, 3,000 shares on July 1, 1998 and 3,000 shares on July 1, 1999. All shares are exercisable through the expiration date and were granted without stock appreciation rights.

(c) The exercise price for all options was the average of the high and low reported sales prices of a share of Common Stock on the Composite Tape for the ten consecutive trading days immediately preceding the date of grant.

(d) Amounts reflect estimated value on the date of grant based on a variation of the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: expected volatility 44%; expected life of seven years; dividend yield of 3.3%; and a risk-free interest rate of 6.7%. Actual gains, if any, on stock option exercises depend on future performance of the Company's Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

     The following table shows for the individuals named in the Summary Compensation Table information with respect to options exercised during 1996 and the value of unexercised options at December 31, 1996.

                   AGGREGATED OPTIONS EXERCISED DURING 1996,
                   AND VALUE OF OPTIONS AT DECEMBER 31, 1996

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                               SHARES                         OPTIONS/SARS AT                OPTIONS/SARS
                              ACQUIRED        VALUE         DECEMBER 31, 1996,          AT DECEMBER 31, 1996,
           NAME              ON EXERCISE   REALIZED(A)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(B)
           ----              -----------   -----------   -------------------------   ----------------------------
Michael T. Yonker..........     5,500       $ 37,525       130,050/20,000                 $778,137/0
Albert Fried, Jr...........    32,500       $229,866       172,580/20,000                $1,068,308/0
John S. Cooper.............     --            --            10,855/12,000                  $21,343/0
Nancy A. Kindl.............     --            --            26,747/6,333                  $128,930/0
Kevin C. Rorke.............     --            --            21,203/6,333                   $63,347/0

---------------
(a) Based on the closing price of the Common Stock on the Composite Tape on the date the options were exercised, less the applicable exercise price.

(b) Based on the closing price of the Common Stock on December 31, 1996, less the applicable exercise price.

PENSION PLANS

     Substantially all of the Company's employees, including executive officers, are participants in the Company's Employees' Retirement Program. Also, officers and certain other managerial employees of the Company may be participants in the Company's Supplemental Non-Qualified Retirement Income Plan. Gross wages used in calculating pension benefits under the two plans are capped at $350,000.

     The following table shows the estimated annual pension benefits from the above program and plan based on a straight life annuity that a participant will receive if he or she retires at age 65, the normal retirement age:

                               PENSION PLAN TABLE

        HIGHEST CONSECUTIVE
         FIVE-YEAR AVERAGE
          EARNINGS DURING                               YEARS OF CREDITED SERVICE
               FINAL          -----------------------------------------------------------------------------
        10 YEARS OF SERVICE      5         10         15          20          25          30          35
        -------------------   -------    -------    -------    --------    --------    --------    --------
             $100,000         $ 8,292    $16,584    $24,877    $ 33,169    $ 41,461    $ 49,753    $ 58,045
              150,000          12,792     25,584     38,377      51,169      63,961      76,753      89,545
              200,000          17,292     34,584     51,877      69,169      86,461     103,753     121,045
              250,000          21,792     43,584     65,377      87,169     108,961     130,753     152,545
              300,000          26,292     52,584     78,877     105,169     131,461     157,753     184,045
              350,000          30,792     61,584     92,377     123,169     153,961     184,753     215,545

     For purposes of this program and plan, "earnings" means the amounts paid to the employee by the Company as reported to the Internal Revenue Service on Form W-2 plus the amount of compensation deferred by the employee pursuant to the Company's benefit plans. Earnings for the individuals who are participants under this program and plan and named in the above Summary Compensation Table are included in the amounts set forth in said table.

     At December 31, 1996, the individuals named in the Summary Compensation Table had the indicated years of credited service under the aforementioned program and plan: Mr. Yonker -- 8 years, Mr. Fried -- 7.2 years, Mr. Cooper 17.5 years, Ms. Kindl -- 21.8 years, and Mr. Rorke -- 9.9 years.

     Pension benefits as above described are for the employee's life and are not subject to any reduction for Social Security benefits or other offset amounts. The Internal Revenue Code places certain limitations on pensions which may be paid under the Employees' Retirement Program as qualified under the Internal Revenue Code.

EMPLOYMENT, TERMINATION, AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Yonker, President and Chief Executive Officer of the Company, entered into an agreement with the Company in December 1988, which was amended in December 1990, that sets forth the terms of his employment with the Company. His current annual compensation rate is $255,276 and he participates in the employee benefit plans as generally provided to executive officers of the Company. He has agreed not to voluntarily terminate his employment with the Company without giving 60 days prior written notice. The agreement also provides termination benefits if his employment terminates (for any reason other than death, disability, or certain specified causes) after an "event" whereby the Company is acquired or 22 percent of its outstanding Common Stock is acquired by a party who does not obtain the approval of the Company's Board of Directors prior to the transaction and prior to acquiring as much as 17 percent of the Company's Common Stock. The agreement provides that the "22 percent" figure is changed to "27 percent" as applicable to the acquisition of voting securities of the Company by Albert Fried & Company, The Fried Foundation, and Albert Fried, Jr. (collectively called "Mr. Fried"). An event also includes the situation when during any period of 24 consecutive months the individuals who at the beginning of such period constitute the members of the Board of Directors of the Company, plus all other members of such Board whose election or appointment to such Board or nomination for election to such Board was approved by the vote of at least a majority of the directors then still in office who either were directors of the Company at the beginning of the period or whose election or appointment or nomination for such election was previously so approved, cease for any reason to constitute at least 75 percent of the members of such Board. If Mr. Yonker elects to exercise his right of termination of his employment because of an event, this must be done within ninety (90) days following the event. If the Company terminates the agreement for reasons other than good cause or Mr. Yonker terminates the agreement because of the Company's breach or an event, for a period of two years from the date of such termination or until his death, whichever is the shorter period, the Company shall (i) pay to him, in monthly installments, a cash amount equal to his monthly salary from the Company in effect immediately prior to such termination, and (ii) provide him with health, disability and life insurance coverage in amounts substantially equal to those he was receiving at the time of termination. In the event his employment is terminated as a result of an event, Mr. Yonker may elect to receive a lump sum cash settlement of the then present value of the cash payments due.

     Ms. Kindl, Vice President, Treasurer and Secretary of the Company, entered into an agreement with the Company in November 1989, which was amended in December 1990, and sets forth the terms of her employment with the Company. Her current annual compensation rate is $129,228 and she participates in the employee benefit plans as generally provided to executive officers of the Company. Ms. Kindl's agreement includes substantially the same "change in control" provisions as described above with respect to Mr. Yonker, except that the figure "22 percent" referred to in said paragraph is changed to "20 percent", and the "20 percent" figure is changed to "27 percent" as applicable to the acquisition of voting securities of the Company by Mr. Fried. If she elects to exercise her right of termination of her employment because of an event, this must be done within ninety (90) days following the event. In the event of a termination of the agreement by the Company for reasons other than good cause or Ms. Kindl terminates the agreement because of the Company's breach or an event, for a period of one year from the date of such termination or until her death, whichever is the shorter period, the Company shall (i) pay to her, in monthly installments, a cash amount equal to her monthly salary from the Company in effect immediately prior to such termination, and (ii) provide her with health, disability and life insurance coverage in amounts substantially equal to those she was receiving at the time of termination. In the event her employment is terminated as a result of an event, Ms. Kindl may elect to receive a lump sum cash settlement of the then present value of the cash payments due.

     Mr. Cooper, Senior Vice President of the Company, entered into an agreement with the Company in December 1989, which provides for his employment with the Company until a date determined by the Company with six months notice. His current annual compensation rate is $132,252 and he participates in the Company's employee benefit plans as generally provided to executive officers of the Company. Following the termination date, he will be paid severance benefits equal to his aforementioned compensation rate until the earlier of (i) six months after the termination date, and (ii) the date he accepts new employment. If he commences non-competitive new employment while receiving severance benefits, in lieu of receiving additional severance benefits, he will receive a lump sum payment equal to 50% of any remaining severance benefits he would have received during said six month period. While he receives severance benefits, he also will receive certain insurance benefits equal to what he received while an employee. If he resigns prior to the termination date with the consent of the Company, he will be paid a lump sum amount of $30,250.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Stock Option and Compensation Committee of the Board of Directors ("Committee") is composed of five non-employee directors. It is the responsibility of the Committee to make recommendations to the Board of Directors for all compensation policies for the Company and for compensation levels for the executive officers.

Compensation Policies Regarding Executive Officers

     The objectives of the Company's executive compensation program are to attract and retain qualified personnel and to provide a total executive compensation plan that rewards the achievement of both short-term and long-term performance goals. The Company's executive compensation program is comprised of a base salary, an annual cash incentive program, a long-term incentive compensation plan in the form of stock options, and severance agreements for certain key executives. The Committee is cognizant of provisions under Section 162(m) of the Internal Revenue Code which limit the deductibility of certain compensation expense. Section 162(m) was not relevant in 1996 as no executive officer was paid compensation in excess of $1 million. The Committee will continue to review the deductibility of compensation under Section 162(m) with the goal of assuring that compensation paid is deductible to the extent this can be accomplished in a manner that provides adequate incentives and allows the Company to attract and retain qualified personnel.

Base Salary

     Base salaries for the Company's executive officers were determined by comparing salaries of its executives to those of executives in companies of similar size and industry, by evaluating the responsibilities of the various positions and by reviewing individual performance. Survey data, published by Wyatt Data Services, Inc. for 39 durable goods manufacturing companies with sales in the $50-$125 million range, were used for comparative purposes. The Company was somewhat above the third quartile in sales of this group and salaries were in the third quartile for both Mr. Yonker, the President and Chief Executive Officer of the Company, and the executive officers as a group. Based primarily on that comparison, during 1996, base salary increases of approximately 3.0% were approved for the executive officers (including Mr. Yonker) of the Company except for Mr. Rorke. Mr. Rorke received an increase of approximately 5%.

Annual Cash Incentive Program

     Under an Incentive Compensation Plan for Key Executives, a target bonus is paid when a pre-tax profit objective is met by the Company. This objective is set by the Committee early each year and is directly related to the budgeted annual financial targets for the Company established by the Board of Directors. No bonus is paid below a minimum threshold. If performance exceeds the objective, additional bonus is paid subject to a cap. The Incentive Compensation Plan fixes a cap for a bonus under the plan of 100 percent of base salary for the Chief Executive Officer and limits ranging from 50 to 60 percent of base salary for other officers, dependent upon the particular office. The "Bonus" column of the Summary Compensation Table shows the annual bonuses of the executive officers of the Company for the years 1994-1996 awarded under the plan. During the 1994-1996 period, Mr. Cooper was covered by a profit-sharing plan based on divisional performance. In 1996, bonus amounts awarded under the Incentive Compensation Plan for Key Executives, ranged from 11% to 35% of base salary with Mr. Yonker receiving a bonus of $87,579 (35% of base salary).

Long-Term Incentive Compensation Plan

     The Company uses stock options as its principal long-term incentive device to promote strategic management and enhance stockholder value. Awards of stock options or stock appreciation rights are granted under the Company's stock option plan at the discretion of the Committee, with Board of Directors approval, based on the Company's performance with respect to stated long-term goals, individual performance, and the employee's position in the Company. The number of options to be granted is determined by a comparison of the relationship of the value of option grants to base salary with the value of option grants defined as the number of shares under option times the stock option exercise price. The stock option exercise price is equal to the fair market value on the day of grant. Outstanding options held are considered in the award of new options. During the years 1994-1996, stock options were granted to the executive officers in the Summary Compensation Table herein. In 1996, Mr. Yonker was granted an option to purchase 10,000 shares at an exercise price of $10.09.

Benefit Plans

     The Company provides its executive officers with insurance protection plans including medical, dental, life, accidental death and long-term disability, retirement programs and vacation and holiday plans. These plans are generally available to all Company employees.

     This report is submitted on behalf of the members of the Committee:

Arthur McSorley, Jr.,
Chairman of Stock Option and
Compensation Committee
Frank T. MacInnis, Member
Frederick J. Mancheski, Member
John F. McKeon, Member
L. L. White, Jr., Member

                               PERFORMANCE GRAPH

     The Securities and Exchange Commission requires a five-year comparison of the Company's Common Stock with the cumulative total return of (i) a broad equity market index, and (ii) a published industry or line-of-business index, or an index of peer companies or companies with similar market capitalizations. Since the Company's Common Stock is traded on the New York Stock Exchange and Chicago Stock Exchange, the S&P 500 Index was selected as a broad equity market index. The Company, because of its diversified business activities, does not have a readily definable peer group. It has selected the Dow Jones Industrial-Diversified Index as its second comparative index.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
                        OF PORTEC, INC., S&P 500 INDEX,
                  AND DOW JONES INDUSTRIAL-DIVERSIFIED INDEX*

        MEASUREMENT PERIOD            PORTEC, INC.       S&P 500 INDEX        DOW JONES
      (FISCAL YEAR COVERED)                                                  INDUSTRIAL-
                                                                          DIVERSIFIED INDEX
1991                                              100                100                100
1992                                              205                108                116
1993                                              342                118                142
1994                                              468                120                130
1995                                              353                165                171
1996                                              365                203                221

---------------
* Assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1991, and that all dividends were reinvested.

     There can be no assurance that the Company's Common Stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make nor endorse any predictions as to future Common Stock performance.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Price Waterhouse LLP as its independent accountants for the year 1997 and Price Waterhouse LLP has agreed to serve in this capacity. This appointment was made upon the recommendation of the Audit Committee, which is composed of directors who are not officers or employees of the Company. Price Waterhouse LLP has served as the Company's independent accountants since 1974.

     Representatives of Price Waterhouse LLP will be present at the 1997 Annual Meeting and will be given an opportunity to make a statement, if they desire to do so, and will respond to appropriate questions presented at the meeting.

                             STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the Company's Proxy Statement for the Company's Annual Meeting to be held in 1998, a stockholder proposal must be received by the Secretary, PORTEC, Inc., One Hundred Field Drive, Suite 120, Lake Forest, Illinois 60045, on or prior to November 25, 1997.

                                 OTHER MATTERS

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, officers and other regular employees of the Company may, without additional compensation, solicit proxies by telephone, by telegraph, by telefax or in person. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of stock and obtaining their proxies. The Company also has engaged Proxy Services Corporation, a proxy solicitation firm, to assist in the solicitation of proxies at a cost not anticipated to exceed $4,500 plus customary expenses.

     The Board of Directors of the Company knows of no matters other than those hereinbefore specified that will be presented at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the person or persons voting the accompanying proxies will vote them in accordance with their best judgment on such matters.

     Even though you intend to attend the meeting in person, you are requested to sign, date and return the enclosed proxy. If you do attend, you may revoke the proxy and vote in person should you so desire. A prompt response will be appreciated.

                                          By Order of the Board of Directors

                                          N. A. KINDL
                                          Vice President, Treasurer and
                                          Secretary

March 31, 1997

PROXY                                                                     PROXY

                                 PORTEC, INC.

                ANNUAL MEETING OF STOCKHOLDERS APRIL 23, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints J. Grant Beadle, Frank T. MacInnis, and L.L. White, Jr., and each of them, as Proxies, with full power of substitution, to vote all shares of Common Stock of PORTEC, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Chicago, Illinois, on April 23, 1997, at 9:30 A.M., Chicago time, or any adjournment thereof.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED.

                 (Continued and to be signed on reverse side)

                                 PORTEC, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /



1. Election of Directors                            For   Withhold   For All    2. In their discretion, the Proxies are authorized
   Nominees:  Frederick J. Mancheski and            All     All      Except        to vote upon such other matters as may properly
   John F. McKeon.                                  / /     / /        / /         come before the meeting or any adjournment
   (Instruction: To withhold authority to vote for                                 thereof.
   any individual nominee, write that nominee's
   name in the space below.)

-------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1
-------------------------------------------------------

                                                                                        Dated:                             , 1997
                                                                                               ----------------------------
                                                                                                  Please sign Here and
                                                                                                    Return Promptly

                                                                                   -------------------------------------------------

                                                                                   -------------------------------------------------
                                                                                   Please sign exactly as name or names appear
                                                                                   above. For joint accounts, each owner should
                                                                                   sign. When signing as executor, administrator,
                                                                                   attorney, trustee or guardian, etc., please give
                                                                                   your full title.

                                                     - FOLD AND DETACH HERE -

To Our Shareholders:

        Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to: PORTEC, Inc., c/o Harris Trust and Savings Bank, P.O. Box A3800, Chicago, Illinois 60690-9608.